Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin Chief Financial Officer and Vice President of Finance Haynes International, Inc. 765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS STRONG SECOND-QUARTER FISCAL 2006
FINANCIAL RESULTS, CAPPING OF RETIREE MEDICAL COST
AND CONCLUSION OF STRATEGIC ALTERNATIVES REVIEW

•	Revenue for the second fiscal quarter of 2006 was $111.0 million, an increase of $24.8 million from the second quarter of fiscal 2005.

•
Net income of $10.0 million, or $0.97 per diluted share, for the second quarter of fiscal 2006 compared to a net loss for the second quarter of fiscal 2005 of $(2.9) million, or $(0.29) per diluted share.

•	Revenue for the six months ended March 31, 2006 was $205.4 million, an increase of $53.2 million from the same period of fiscal 2005.

•
Net income of $13.3 million, or $1.30 per diluted share, for the six months ended March 31, 2006 compared to a net loss for the same period of fiscal 2005 of $(11.5) million, or $(1.15) per diluted share.

•	The Company will cap retiree medical benefits at $5.0 million per year starting in January 2007.

•	The Company announced it has concluded the strategic alternative evaluation process which was initiated on November 18, 2005.

KOKOMO, IN, May 15, 2006 – Haynes International, Inc. (HYNI.PK) today reported net revenues of $111.0 million for the three months ended March 31, 2006 and net income of $10.0 million, or $0.97 per diluted share. Revenues for the six month period ended March 31, 2006 were $205.4 million and net income $13.3 million, or $1.30 per diluted share.

“We are very pleased with the operating results from the second quarter of fiscal 2006. In addition to our positive financial results, we also continued to make significant progress in the second quarter of fiscal 2006 on upgrades of mill equipment which will be instrumental in reducing unplanned equipment outages and increasing efficiency,” said Francis Petro, Haynes’s President and Chief Executive Officer. “Completing the process of the major upgrades over the next year and a half is fundamental to the continuing improvement in operating results and the Company’s capability to participate in the improving markets that the Company serves.”

Second Quarter Results Net revenues increased by $24.8 million, or 28.8%, to $111.0 million in the second quarter of fiscal 2006 from $86.2 million in the same period of fiscal 2005. Volume decreased by 8.7% to 5.6 million pounds in the second quarter of fiscal 2006 from 6.1 million pounds in the same period of fiscal 2005. The primary reason for the volume decrease relates to stainless steel wire pounds decreasing 0.5 million pounds. This reduction in stainless steel pounds represents the Company’s strategy to shift production capacity from stainless wire production to high performance wire production which provides greater return on investment. The average selling price per pound increased by 40.9% to $19.81 per pound in the second quarter of fiscal 2006 from $14.05 per pound in the same period of fiscal 2005 due to increasing demand for the Company’s specialty alloy products combined with the effect of higher raw material and energy cost.

Cost of sales as a percentage of net revenues decreased to 74.2% in the second quarter of fiscal 2006 from 91.1% in the same period of fiscal 2005. The decrease in the percentage of cost of sales can be attributed to a combination of the following factors: (i) the decrease of non-cash amortization of fresh start fair value adjustment of $10.2 million for the second quarter of fiscal 2006 compared to the same period in fiscal 2005, and (ii) improved product pricing combined with an overall improvement in production volume of specialty products, which resulted in the increased absorption of fixed manufacturing costs. These positive factors were partially offset by higher raw material, energy and retiree costs. The Company’s energy costs increased by $1.4 million in the second quarter of fiscal 2006 compared to the second quarter of fiscal 2005, primarily due to rising natural gas costs. Retiree benefit costs increased by $1.2 million in the second quarter of fiscal 2006 compared to the same period in fiscal 2005 due to higher utilization of plan benefits by participants and an increasing number of fully eligible participants.

Selling, general and administrative expenses decreased by $0.3 million to approximately $9.4 million in the second quarter of fiscal 2006 from $9.7 million for the same period of fiscal 2005. The decrease in selling, general and administrative expenses was due to a decrease of $0.4 million of consulting costs related to compliance with the provisions of the Sarbanes-Oxley Act of 2002 and a decrease of $0.5 million for the preparation and filing of the S-1 registration statement, offset by an increase of $0.2 million from higher employee compensation cost for stock options upon implementation of SFAS 123(R) and an increase of $0.4 million for accruals related to the management incentive plan. Selling, general and administrative expenses as a percentage of net revenues decreased to 8.5% in the second quarter of fiscal 2006 compared to 11.3% for the same period in fiscal 2005 due primarily to the increased level of revenues.

Primarily as a result of the above factors, operating income in the second quarter of fiscal 2006 was $18.5 million compared to an operating loss of $2.7 million in the same period of fiscal 2005.

Interest expense increased by $0.6 million to $2.2 million in the second quarter of fiscal 2006 from $1.6 million for the same period of fiscal 2005. The increase is due to higher revolving credit borrowings and higher interest rates.

Income taxes increased from a benefit of $1.3 million in the second quarter of fiscal 2005 to an expense of $6.4 million in the second quarter of fiscal 2006. The effective tax rate for the second quarter of fiscal 2006 was 39.0% compared to a tax benefit of 31.1% in the same period in fiscal 2005. The increase in effective tax rate is primarily attributable to lower non-deductible expenses (permanent items) in fiscal 2006 than in fiscal 2005, such as fees associated with the filing of our registration statement with the Securities and Exchange Commission. These permanent items in the prior year lowered the tax benefit and therefore the effective tax rate.

Net income was $10.0 million for the second quarter of fiscal 2006 compared to net loss of $2.9 million for the same period of fiscal 2005.

Results for Six Months Ended March 31, 2006
Net revenues increased by $53.2 million, or 34.9%, to $205.4 million in the first six months of fiscal 2006 from $152.2 million in the same period of fiscal 2005. Volume decreased by 1.5% to 10.7 million pounds in the first six months of fiscal 2006 from 10.8 million pounds in the same period of fiscal 2005. The primary reason for the volume decrease relates to stainless steel wire pounds decreasing 0.5 million pounds. Excluding the stainless wire reduction, volume of high performance alloys year-to-date has increased. This reduction in stainless steel pounds represents the Company’s strategy to shift production capacity from stainless wire production to high performance wire which provide greater return on investment. The average selling price per pound increased by 37.0% to $19.26 per pound in the first six months of fiscal 2006 from $14.06 per pound in the same period of fiscal 2005 due to increasing demand for the Company’s specialty alloy products combined with the effect of higher raw material and energy cost.

Cost of sales as a percentage of net revenues decreased to 77.6% in the first six months of fiscal 2006 from 96.6% in the same period of fiscal 2005. The decrease in the percentage of cost of sales can be attributed to a combination of the following factors: (i) the decrease of non-cash amortization of fresh start fair value adjustment of $25.5 million for the first six months of fiscal 2006 compared to the same period in fiscal 2005, and (ii) improved product pricing combined with an overall improvement in production volume of specialty products, which resulted in the increased absorption of fixed manufacturing costs. These positive factors were partially offset by higher raw material, energy and retiree costs. The Company’s energy costs increased by $3.0 million in the first six months of fiscal 2006 compared to the first six months of fiscal 2005, primarily due to rising natural gas costs. Retiree benefit costs increased by $2.6 million in the first six months of fiscal 2006 compared to the same period in fiscal 2005 due to higher utilization by participants and an increasing number of fully eligible participants.

Selling, general and administrative expenses increased by $0.8 million to approximately $18.8 million in the first six months of fiscal 2006 from $18.0 million for the same period of fiscal 2005. The increase in selling, general and administrative expenses was due to an increase of $0.6 million from higher employee compensation cost for stock options upon implementation of SFAS 123(R), an increase of $0.7 million for accruals related to the management incentive plan and increased cost of $1.1 million from growth in foreign operations and the Branford acquisition, partially offset by a decrease of $0.7 million of consulting costs related to compliance with the provisions of the Sarbanes-Oxley Act of 2002 and a decrease of $0.9 million for the preparation and filing of the S-1 registration statement. Selling, general and administrative expenses as a percentage of net revenues decreased to 9.2% in the first six months of fiscal 2006 compared to 11.8% for the same period in fiscal 2005 due primarily to the increased level of revenues.

Primarily as a result of the above factors, operating income in the first six months of fiscal 2006 was $25.8 million compared to an operating loss of $14.8 million in the same period of fiscal 2005.

Interest expense increased by $0.9 million to $4.0 million in the first six months of fiscal 2006 from $3.1 million for the same period of fiscal 2005. The increase is due to higher revolving credit borrowings and higher interest rates.

Income taxes increased from a benefit of $6.3 million in the first six months of fiscal 2005 to an expense of $8.5 million in the first six months of fiscal 2006. The effective tax rate for the first six months of fiscal 2006 was 39.0% compared to a tax benefit of 35.5% in the same period in fiscal 2005. The increase in effective tax rate is primarily attributable to lower non-deductible expenses (permanent items) in fiscal 2006 than in fiscal 2005, such as fees associated with the filing of our registration statement with the Securities and Exchange Commission. These permanent items in the prior year lowered the tax benefit and therefore the effective tax rate.

Net income was $13.3 million for the first six months of fiscal 2006 compared to net loss of $11.5 million for the same period of fiscal 2005.

Liquidity
At March 31, 2006, the Company had cash and cash equivalents of $2.5 million, compared to cash and cash equivalents of $2.9 million at September 30, 2005. At March 31, 2006, the Company also had access to $21.2 million in working capital financing (subject to a borrowing base and net of certain reserves), following an increase in borrowings of the revolving credit facility of $19.1 million in the first six months of fiscal 2006. Capital expenditures were $4.8 million and $3.0 million in the first six months of fiscal 2006 and 2005, respectively. In November of 2004, the Branford acquisition was completed for $8.3 million of which $2.6 million was for property, plant and equipment. Management expects to spend a total of $24.0 million on capital expenditures in fiscal 2006 and fiscal 2007, as compared to the $11.7 million (includes $2.6 million for Branford) and $5.4 million, respectively, spent in fiscal 2005 and 2004. Planned fiscal 2006 capital spending is targeted at $11.0 million. The Company spent $4.8 million of this amount in the first half of fiscal 2006, leaving approximately $6.2 million in expenditures to be funded for the second half of the fiscal year. Extensive work was done on the Company’s upgrade of the cold rolling mill at the Company’s Kokomo facility during the first six months. This project is expected to be completed in the second half of fiscal 2006. The work required on the annealing lines at the Company’s Kokomo facility is more extensive and is expected to be completed in phases during the latter part of fiscal 2006 and the first half of fiscal 2007. The Company believes that the completion of these capital projects and the related improvement in the reliability and performance of the equipment will have a positive effect on the Company’s profitability and working capital management. For example, with the substantial completion of first phase of the cold rolling project in the first quarter of fiscal 2006 and the completion of the second phase, management believes that the capacity of the cold rolling mill to produce sheet product will be increased by up to 50%. Sheet product currently constitutes 55% of the product sold and, with the completion of the first phase of the cold rolling mill upgrade, the Company’s ability to produce additional sheet product has been increased significantly. Since the reorganization, the Company has aggressively worked to upgrade its equipment to reduce the likelihood of unplanned outages and improve the overall efficiency of its manufacturing facilities.

Net cash used by operating activities was $14.6 million and $11.4 million in the first six months in fiscal 2006 and fiscal 2005, respectively. The cash used in operating activities for the first six months of fiscal 2006 was primarily the result of increased inventory of $20.5 million. Approximately $8.0 million of this increase in inventory is a result of higher raw material costs with the balance of the inventory increase reflecting larger quantities of inventory required to accommodate the increasing level of commercial activity of specialty alloys and forms and safety stock requirements to continue the production process during the planned outages related to equipment upgrades.

Postretirement Benefits
During March 2006, the Company communicated to employees and plan participants a negative plan amendment that caps the Company’s liability related to total retiree health care cost at $5.0 million annually effective January 1, 2007. An updated actuarial valuation was performed at March 31, 2006 which reduces the accumulated post retirement benefit liability due to this plan amendment by $46.3 million that will be amortized as a reduction to expense over an eight year period. This amortization period will begin in April 2006 thus reducing the amount of expense recognized for the second half of fiscal 2006 and the respective future periods.

Outlook
Backlog at March 31, 2006 was $207.4 million, which reflects 8.3 million pounds of product shipments at an average selling price of $24.97, compared to $203.5 million at December 31, 2005, reflecting 8.2 million pounds of product shipments at $24.73 average selling price. Backlog at March 31, 2005 was $134.8 million at an average selling price of $20.96.

Commenting on the outlook for fiscal 2006 and forward, Mr. Petro said, “We expect the demand for high performance alloy products to be positively driven by the continuation of favorable trends in the aerospace markets, chemical processing construction and maintenance business and the energy construction business.

“In addition to the favorable demand outlook, we anticipate that our capital upgrade program will both serve to increase our production capacity to satisfy expected market growth as well as reduce the manufacturing costs associated with these products. We believe these capital upgrades will reduce the likelihood of unplanned equipment outages and increase our production capacity. In view of the favorable demand outlook and the timing of the capital program, we believe that Haynes is well situated to generate improving returns for its shareholders.”

Conclusion of the Strategic Alternatives Review
The Company also announced that it has concluded its review of strategic alternatives and has determined to continue to pursue its long-term strategy to maximize shareholder value. On November 18, 2005, the Company announced that its Board of Directors had appointed a Special Committee of independent directors to explore strategic alternatives, including a potential sale of the Company to a third party, and that the Company had engaged Houlihan Lokey Howard & Zukin to act as the Company’s financial advisor in identifying and exploring its strategic alternatives. As part of the review process, with Houlihan’s assistance, the Special Committee considered various alternatives. During the process, the Company received several non-binding indications of interest to acquire the Company or to engage in other transactions with the Company. The best alternative presented to the Company was a combination of proposals (the “Proposed Transactions”) that, if consummated, was not expected to result in consideration to the Company’s stockholders in excess of $30.00 per fully diluted share. As a pre-condition to finalizing a binding acquisition agreement , the Company was required to contact certain large shareholders to evaluate their support for a transaction. Each of these shareholders separately informed the Company either that it would not support a transaction below the then-current market price or that it would not support a transaction at this level. . Therefore, the Company informed the potential acquirer that it would not be able to obtain support from such shareholders, whereupon the potential acquirer declined to increase its offer and withdrew its non-binding offer, thereby eliminating a key component of the Proposed Transactions. The Board of Directors, upon the recommendation of the Special Committee, decided to conclude the review of strategic alternatives and instructed Company management to continue to pursue its long-term growth strategy as described in its Form 10-K, although this would not preclude the Company from considering strategic opportunities should they arise or be developed.

Earnings Conference Call
The Company will host a conference call on Tuesday, May 16, 2006, to discuss its results for the second quarter and six months ended March 31, 2006. Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date: Time:	9:00 a.m. Eastern Time 8:00 a.m. Central Time 7:00 a.m. Mountain Time 6:00 a.m. Pacific Time	Dial-In Numbers:	877-407-9205 (Domestic) 201-689-8054 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Tuesday, May 16th at 11:00 a.m. ET, through 11:59 p.m. ET on Tuesday, May 23, 2006. To listen to the replay, please dial:

Domestic: International: Replay Access:	877-660-6853 201-612-7415 Account: 286 Conference: 201601

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International
Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its registration statement on Form S-1, Registration No. 333-124977. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that my affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:
    o    general economic and competitive conditions in the markets in which the Company operates;
    o    the cyclical nature of the metals business;
    o    fluctuations in the cost of the Company’s primary raw materials;
    o    the Company’s ability to raise selling prices in order to recover increases in raw material costs;
    o    the Company’s ability to continually successfully develop proprietary products; and
    o    unanticipated plant outages, equipment failures or labor difficulties.

Schedule One

Haynes International, Inc. and Subsidiaries
Consolidated Statement of Operations
(in thousands except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2006	2005	2006
Net revenues	$86,196	$110,981	$152,239	$205,388
Cost of sales (1)	78,513	82,388	147,133	159,483
Selling, general and administrative expense	9,707	9,421	18,037	18,812
Research and technical expense	589	667	1,260	1,335

Restructuring and other charges(2)	37	—	591	—

Operating income (loss)	(2,650)	18,505	(14,782)	25,758
Interest expense	1,616	2,193	3,089	3,982
Interest income	(9)	(16)	(16)	(17)

Income (loss) before income taxes	(4,257)	16,328	(17,855)	21,793
Expense (benefit) from income taxes	(1,326)	6,369	(6,340)	8,501

Net income (loss)	$(2,931)	$9,959	$(11,515)	$13,292

Net income (loss) per share:
Basic	$(0.29)	$1.00	$(1.15)	$1.33

Diluted	$(0.29)	$0.97	$(1.15)	$1.30

Weighted average shares outstanding:
Basic	10,000,000	10,000,000	10,000,000	10,000,000
Diluted	10,000,000	10,245,212	10,000,000	10,204,602

(1)
As of August 31, 2004, the effective date of the plan of reorganization, the Company adopted fresh start reporting for our consolidated financial statements. As part of fresh start reporting, certain asset values were increased to reflect their fair value at August 31, 2004. These fair value adjustments are recognized ratably in cost of sales as these assets are sold or used. See schedule two for a list of the respective assets, the fair value adjustment amounts and the non-cash amount amortized and charged to cost of goods sold during the respective periods noted. In addition, schedule two also notes the amounts of non-cash option expense per respective period included in Selling, General and Administrative costs.

(2)	Consists primarily of professional fees and credit facility fees related to our restructuring and refinancing activities.

Schedule Two

Impact of Fresh Start Reporting on Cost of Sales

        Upon implementation of the plan of reorganization in fiscal 2004, fresh start reporting was adopted by the Company in accordance with SOP-90-7. Under fresh start reporting, the reorganization value is allocated to the Company’s net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Standards No. 141, Business Combinations (“SFAS No. 141”).

        The Company’s operating income has been reduced by the recognition of the fair market value adjustments to the Company’s assets required by the adoption of fresh start reporting. Cost of sales included $11.4 million and $1.2 million of these costs for the three months ended March 31, 2005 and 2006, respectively and $27.8 million and $2.3 million of these costs for the six months ended March 31, 2005 and 2006, respectively.

        The fair market value adjustments to the historical basis of assets are being recognized as follows (dollars in thousands):

			Expense Recognized for the
			Three Months Ended		Six Months Ended
	Fair Value Adjustment	Recognition Period	2005(3)	2006(3)	2005(3)	2006(3)
Goodwill	$43,055	N/A(1)	$—	$—	$—	$—
Inventory	30,497	6 months(2)	10,165	—	25,414	—
Machinery and equipment	41,628	14 years	744	744	1,487	1,487
Buildings	(859)	12 years	(18)	(18)	(36)	(36)
Land	41	N/A	—	—	—	—
Trademarks	3,800	N/A(1)	—	—	—	—
Patents	8,667	2 to 14 years	471	438	943	876

			$11,362	$1,164	$27,808	$2,327

(1)	Under applicable accounting rules, goodwill and trademarks are not amortized but are assessed to determine impairment at least annually.
(2)	Estimated length of time for one complete inventory turn.
(3)	Non-cash expenses for inventory, machinery and equipment, buildings and patents are reflected in cost of goods sold.

Schedule Three

Haynes International, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2005	March 31, 2006
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,886	$2,490
Restricted cash - current portion	110	110
Accounts receivable, less allowance for doubtful
accounts of $1,514 and $1,695, respectively	58,730	69,482
Income taxes receivable	—	393
Inventories, net	147,860	168,191
Deferred income taxes	7,298	7,298

Total current assets	216,884	247,964

Property, plant and equipment (at cost)	88,755	92,930
Accumulated depreciation	(3,630)	(6,298)

Net property, plant and equipment	85,125	86,632

Deferred income taxes	27,665	26,912
Prepayments and deferred charges, net	2,457	3,436
Restricted cash - long term portion	550	440
Goodwill	43,055	43,055
Other intangible assets	11,386	10,404

Total assets	$387,122	$418,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,495	$38,876
Income taxes payable	399	347
Accrued postretirement benefits	5,527	5,527
Revolving credit facilities	104,468	123,574
Current maturities of long-term obligations	1,501	110

Total current liabilities	157,390	168,434

Long-term obligations (less current portion)	414	2,912
Accrued pension and postretirement obligations	117,449	121,368

Total liabilities	275,253	292,714

Stockholders' equity:
Common stock, $0.001 par value (20,000,000 shares
authorized, 10,000,000 issued and outstanding)	10	10
Preferred stock, $0.001 par value (20,000,000 shares
authorized, 0 shares issued and outstanding)
Additional paid-in capital	120,972	121,475
Accumulated earnings (deficit)	(7,780)	5,512
Accumulated other comprehensive loss	(512)	(868)
Deferred stock compensation	(821)	—

Total stockholders' equity	111,869	126,129

Total liabilities and stockholders' equity	$387,122	$418,843

Schedule Four

Haynes International, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2005	2006
Cash flows from operating activities:
Net income (loss)	$(11,515)	$13,292
Depreciation	2,951	3,214
Amortization	942	982
Deferred compensation expense	738	1,324
Deferred income taxes	(7,696)	753
Gain (loss) on disposal of property	(4)	33
Change in operating assets and liabilities:
Inventories	(1,697)	(20,512)
Accounts receivable	1,075	(10,852)
Accounts payable and accrued expenses	2,543	(5,354)
Accrued pension and postretirement benefits	1,666	3,919
Income taxes payable	378	(449)
Other, net	(753)	(980)

Net cash used in operating activities	(11,372)	(14,630)

Cash flows from investing activities:
Additions to property, plant and equipment	(2,983)	(4,754)
Proceeds from sale of property, plant and equipment	19	--
Acquisition of The Branford Wire and Manufacturing Company	(8,300)	--
Change in restricted cash	997	110

Net cash used in investing activities	(10,267)	(4,644)

Cash flows from financing activities:
Net increase in revolving credit	22,484	19,106
Changes in long-term obligations	(560)	(172)

Net cash provided by financing activities	21,924	18,934

Effect of exchange rates on cash	71	(56)

Increase in cash and cash equivalents	356	(396)

Cash and cash equivalents, beginning of period	2,477	2,886

Cash and cash equivalents, end of period	$2,833	$2,490

Supplemental disclosures of cash flow information:
Cash paid during period for: Interest	$3,089	$3,916

Income taxes	$653	$8,279